Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in Pre-Effective Amendment No. 2 to the Registration Statement on Form F-3 of Manulife Financial Corporation and John Hancock Life Insurance Company pertaining to John Hancock Life Insurance Company’s SignatureNotes and Manulife Financial Corporation’s subordinated guarantee relating thereto of our reports (a) dated March 18, 2008, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2007 and 2006 and for the years then ended; and (b) dated March 19, 2007, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2006 and 2005 and for the years then ended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Toronto, Canada December 16, 2008	Chartered Accountants Licensed Public Accountants